GOOSEHEAD INSURANCE, INC. ANNOUNCES SECOND QUARTER 2019 RESULTS
- Revenues Grew 31% Over Prior-Year Period to $19.4 Million -
- Total Written Premiums Placed Increased 46% Over Prior-Year Period -
- Net Income Increased $26.7 Million Over Prior-Year-Period to $2.8 Million -
- Adjusted EBITDA Rose 17% Over Prior-Year Period to $4.7 Million -
- Total Franchises Grew 55% Over Prior-Year Period -

WESTLAKE, TEXAS - August 1, 2019 - Goosehead Insurance, Inc. (“Goosehead” or the “Company”) (NASDAQ: GSHD), a rapidly growing, independent, technology-driven personal lines insurance agency, today announced results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•	Revenue grew organically 31% from the prior-year period to $19.4 million.

•	Total written premiums placed increased 46% from the prior-year period to $194.0 million, with growth more heavily weighted to the Franchise Channel.

•	Policies in force grew 45% to 408,000 as of June 30, 2019, compared to 282,000 as of June 30, 2018.

•	Net income attributable to Goosehead Insurance, Inc. of $0.9 million, or $0.06 per basic and diluted share.

•	Adjusted EBITDA* rose 17% from the prior-year period to $4.7 million.

•	Corporate sales headcount of 213 was up 44% year-over-year.

•	Total franchises increased 55% compared to the prior-year period to 765; total operating franchises grew 39% compared to the prior-year period to 535.

•	Adjusted EPS* of $0.07 per share.

*Adjusted EPS, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures. Reconciliation of net income to Adjusted EBITDA and basic earnings per share to Adjusted EPS, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the reconciliation table accompanying this release.

“Our strong performance continued in the second quarter, setting us up for success in 2019 and beyond,” stated Mark E. Jones, Chairman and Chief Executive Officer of Goosehead. “We grew revenue organically 31% from the prior-year quarter, while growing total written premium placed by 46%. By far the largest driver of the difference between revenue and premium growth was a heavier weighting of business to the Franchise Channel where Goosehead receives 20% of first term policy revenues but 50% of renewals, which should create tremendous future embedded revenue and earnings growth. In addition, while continuing to invest broadly throughout our business, we were pleased to once again grow our net income and Adjusted EBITDA by double digits on a year-over-year basis.”

“We also continued to deliver extraordinary service quality, as we sustained an 88% client retention rate and held our Net Promoter Score steady at 90,” continued Mr. Jones. “We are proud to have delivered another quarter of strong and profitable growth, and we feel like we are firing on all cylinders as we enter the back half of the year.”

Second Quarter 2019 Results
For the second quarter of 2019, revenues were $19.4 million, a 31% increase from $14.8 million in the prior-year period, primarily due to growth in the Corporate and Franchise Channels through new and renewal business. Total written premiums placed, which is a good indicator of future revenue growth, increased 46% in the second quarter of 2019 to $194 million from $133 million in the prior-year period.

Total operating expenses for the second quarter of 2019 were $15.5 million, down from $37.5 million in the prior-year period, primarily due to $26.4 million in equity-based compensation costs incurred in the second quarter of 2018, including $26.1 million related to one-time vesting of historical Class B units as part of the Company’s IPO. Excluding equity-based compensation in the prior-year period, operating expenses were $11.1 million in the second quarter of 2018. The increase in normalized operating expenses was primarily due to higher employee compensation and benefit expenses related to continued investment in corporate agent and franchise sales headcount and an increase in the number of operating franchises, investments in technology, and overall higher general and administrative expenses related to operating as a public company for a full quarter.

Net income for the second quarter of 2019 was $2.8 million, compared to net loss of $23.9 million in the prior-year period. Net loss for the second quarter of 2018 included the aforementioned one-time charge related to equity-based compensation costs. Net income attributable to Goosehead Insurance, Inc. for the second quarter of 2019 was $0.9 million, or $0.06 per basic and diluted share. Adjusted EPS for the second quarter of 2019, which excludes equity-based compensation, was $0.07 per share.

Total Adjusted EBITDA rose 17% from the prior-year period to $4.7 million for the second quarter of 2019. Total Adjusted EBITDA Margin was 24%, compared to 27% in the prior-year period, primarily due to planned additional employee compensation and benefits from accelerated hiring, increased number of operating franchises, meaningful investments in technology, and higher general and administrative expenses related to public company costs, partially offset by growth in higher-margin renewal revenue in both the Corporate and Franchise Channels.

Corporate Channel

Revenues generated through the Corporate Channel in the second quarter of 2019 were $10.7 million, a 25% increase from $8.5 million in the prior-year period. The revenue growth was primarily driven by new business due to a 44% increase in Corporate sales agent headcount from 148 as of June 30, 2018 to 213 as of June 30, 2019, as well as higher renewal revenue related to the growth in the number of policies in the renewal term over the past year. In support of future growth, the Company is continuing to invest significantly in corporate and franchise recruitment.

Adjusted EBITDA for the Corporate Channel segment in the second quarter of 2019 was $2.3 million, a 23% increase from the prior-year period, primarily due to an increase in higher-margin renewal revenue, higher new business revenue aided by investments in hiring additional Corporate agents, partially offset by higher employee compensation and benefits as a result of additional hiring and investments in technology.

Adjusted EBITDA Margin for the Corporate Channel for the second quarter of 2019 was 22%, consistent with the prior-year period.

Franchise Channel
Revenues generated through the Franchise Channel in the second quarter of 2019 were $8.7 million, a 39% increase from $6.3 million in the prior-year period. The revenue growth was primarily driven by higher royalty fees due to an increase in the number of operating franchises, and greater royalty fees generated on renewal business versus new business.

As of June 30, 2019, the Company grew total franchises, which includes operating franchises and those franchises in implementation, 55% to 765 as of June 30, 2019 from 493 as of June 30, 2018. Operating franchises grew 39% to 535, from 385 as of June 30, 2018.

Adjusted EBITDA for the Franchise Channel in the second quarter of 2019 increased 33% to $2.9 million, from $2.2 million in the prior-year period, driven by an increase in higher-margin renewal revenue and an increase in new business revenue from a larger franchise agency base. Adjusted EBITDA Margin for the Franchise Channel for the second quarter of 2019 was 34% versus 35% in the prior-year period, impacted by further investments in franchise sales headcount and technology, and mostly offset by higher margin renewal policies.

Six Months 2019 Results
For the six months ended June 30, 2019, revenues grew by 45% to $42.5 million from $29.4 million in the prior-year period, driven primarily by growth in Corporate and Franchise new and renewal business and an increase in contingent commissions received.

Net income for the six months ended June 30, 2019 was $10.1 million, compared to net loss of $20.1 million in the prior-year period.  Net loss for the six months ended June 30, 2018 included equity-based compensation costs of $26.4 million.

Total Adjusted EBITDA rose 56% for the six months ended June 30, 2019 to $14.2 million, from $9.1 million in the prior-year period.  Total Adjusted EBITDA Margin for the six months ended June 30, 2019 was 33%, compared to 31% in the prior-year period, primarily due to growth in higher-margin renewal revenue in both the Corporate and Franchise Channels and an increase in contingent commissions received, partially offset by additional employee compensation and benefits from increased hiring, an increase in the number of operating franchises, as well as significant investments in technology to benefit corporate and franchise employee productivity to facilitate future growth.

Liquidity and Capital Resources

As of June 30, 2019, the Company had cash and cash equivalents of $8.4 million, an unused line of credit of $2.6 million, and outstanding notes payable of $48.0 million on its balance sheet.

2019 Outlook
The Company is maintaining its full-year 2019 outlook with respect to written premiums and revenue:

•	Total written premiums placed for 2019 between $700 million and $725 million, representing organic growth of 38% on the low end of the range to 42% on the high end of the range.

•	Total revenues for 2019 between $80 million and $85 million, representing organic growth of 33% on the low end of the range to 41% on the high end of the range.

The revenue outlook provided above assumes revenue is recognized under the accounting guidance provided by ASC 605. When the Company begins to report revenue under ASC 606 (ASU 2014-09) in its 2019 Annual Report on Form 10-K for the year ended December 31, 2019, it plans to provide a reconciliation to the current method of revenue recognition.

Conference Call Information
Goosehead will host a conference call and webcast today at 5:00 PM ET to discuss these results.
The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (international). Please dial the number 10 minutes prior to the scheduled start time. In addition, a live webcast of the conference call will also be available on Goosehead’s investor relations website at http://ir.gooseheadinsurance.com.

A webcast replay of the call will be available at http://ir.gooseheadinsurance.com for one year following the call.

About Goosehead
Goosehead (NASDAQ: GSHD) is a rapidly growing and innovative independent personal lines insurance agency that distributes its products and services throughout the United States. Goosehead was founded on the premise that the consumer should be at the center of our universe and that everything we do should be directed at providing extraordinary value by offering broad product choice and a world-class service experience. Goosehead represents over 80 insurance companies that underwrite personal lines and small commercial lines risks, and its operations include a network of seven corporate sales offices and 765 operating and contracted franchise locations. For more information, please visit www.gooseheadinsurance.com.

Forward-Looking Statements
This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Goosehead’s expectations or beliefs concerning future events. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or Goosehead’s strategies or expectations. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “outlook” or “continue”, or the negative of these terms or other comparable terminology. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, conditions impacting insurance carriers or other parties with which Goosehead does business, the loss of one or more key executives or an inability to attract and retain qualified personnel and the failure to attract and retain highly qualified franchisees. These risks and uncertainties also include, but are not limited to, those described under the caption “1A. Risk Factors” in Goosehead’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC and in Goosehead’s other filings with the SEC, which are available free of charge on the Securities Exchange Commission's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to Goosehead or to persons acting on behalf of Goosehead are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and Goosehead does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.

Contacts
Investor Contact:
Garrett Edson
ICR
Phone: (214) 838-5145
E-mail: IR@goosehead.com

Media Contact:
Ryan Langston
Goosehead Insurance

Phone: (469) 480-4630
E-mail: PR@goosehead.com

Goosehead Insurance, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Commissions and agency fees	$10,763	$8,716	$26,933	$18,312
Franchise revenues	8,475	5,969	15,303	10,880
Interest income	148	102	283	185
Total revenues	19,386	14,787	42,519	29,377
Operating Expenses:
Employee compensation and benefits (including Class B unit compensation of $0 for the three and six months ended June 30, 2019 and $26,134 for the three and six months ended June 30, 2018)	10,378	33,855	19,569	40,690
General and administrative expenses	4,201	3,025	8,631	5,399
Bad debts	482	306	883	586
Depreciation and amortization	452	350	875	687
Total operating expenses	15,513	37,536	29,958	47,362
Income (loss) from operations	3,873	(22,749)	12,561	(17,985)
Other Income (Expense):
Interest expense	(626)	(972)	(1,252)	(1,968)
Income (loss) before taxes	3,247	(23,721)	11,309	(19,953)
Tax expense	430	154	1,174	154
Net income (loss)	2,817	(23,875)	10,135	(20,107)
Less: net income (loss) attributable to non-controlling interests	1,914	(14,641)	6,760	(10,873)
Net income (loss) attributable to Goosehead Insurance Inc.	$903	$(9,234)	$3,375	$(9,234)

Earnings (loss) per share:
Basic	$0.06	(0.68)	$0.23	(0.68)
Diluted	$0.06	(0.68)	$0.22	(0.68)
Weighted average shares of Class A common stock outstanding
Basic	14,876	13,533	14,545	13,533
Diluted	16,065	13,533	15,685	13,533

Dividends declared per share	—	—	0.41	—

Goosehead Insurance, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

	June 30,	December 31,
	2019	2018
Assets
Current Assets
Cash and cash equivalents	$8,427	$18,635
Restricted cash	579	376
Commissions and agency fees receivable, net	2,392	2,016
Receivable from franchisees, net	1,429	703
Prepaid expenses	1,221	1,109
Total current assets	14,048	22,839
Receivable from franchisees, net of current portion	2,517	2,048
Property and equipment, net of accumulated depreciation	8,417	7,575
Intangible assets, net of accumulated amortization	413	248
Deferred income taxes, net	12,498	1,958
Other assets	199	130
Total assets	$38,092	$34,798
Liabilities and Members’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$3,177	$3,978
Premiums payable	579	376
Unearned revenue	495	530
Deferred rent	502	428
Note payable	3,000	2,500
Total current liabilities	7,753	7,812
Deferred rent, net of current portion	5,516	4,548
Note payable, net of current portion	44,554	45,947
Liabilities under tax receivable agreement, net of current portion	10,817	1,694
Total liabilities	68,640	60,001
Commitments and contingencies (see note 7)
Class A common stock, $.01 par value per share - 300,000 shares authorized, 15,013 shares issued and outstanding as of June 30, 2019, 13,800 shares issued and outstanding as of December 31, 2018	150	138
Class B common stock, $.01 par value per share - 50,000 shares authorized, 21,275 issued and outstanding as of June 30, 2019, 22,486 shares issued and outstanding as of December 31, 2018	212	224
Additional paid in capital	85,221	88,811
Accumulated deficit	(9,165)	(6,578)
Total stockholders' equity	76,418	82,595
Non-controlling interests	(106,966)	(107,798)
Total equity	(30,548)	(25,203)
Total liabilities and stockholders' equity	$38,092	$34,798

Goosehead Insurance, Inc.

Reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS to Net Income

This release includes Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The Company refers to these measures as “non-GAAP financial measures.” The Company uses these non-GAAP financial measures when planning, monitoring and evaluating its performance and considers these non-GAAP financial measures to be useful metrics for management and investors to facilitate operating performance comparisons from period to period by excluding potential differences caused by variations in capital structures, tax position, depreciation, amortization and certain other items that the Company believes are not representative of its core business. The Company uses Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS for business planning purposes and in measuring its performance relative to that of its competitors.

These non-GAAP financial measures are defined by the Company as follows:

•
"Adjusted EBITDA" is a supplemental measure of the Company's performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of items that do not relate to business performance. Adjusted EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization, adjusted to exclude equity-based compensation and other non-operating items, including, among other things, certain non-cash charges and certain non-recurring or non-operating gains or losses.

•
"Adjusted EBITDA Margin" is Adjusted EBITDA as defined above, divided by total revenue excluding other non-operating items. Adjusted EBITDA Margin is helpful in measuring profitability of operations on a consolidated level.

•
"Adjusted EPS" is a supplemental measure of our performance, defined as earnings per share (the most directly comparable GAAP measure) before non-recurring or non-operating income and expenses. Adjusted EPS is a useful measure to management because it eliminates the impact of items that do not relate to business performance.

While the Company believes that these non-GAAP financial measures are useful in evaluating its business, this information should be considered as supplemental in nature and is not meant as a substitute for revenues, net income, or earnings per share, in each case as recognized in accordance with GAAP. In addition, other companies, including companies in the Company’s industry, may calculate such measures differently, which reduces their usefulness as comparative measures.

The following tables show a reconciliation from net income to Adjusted EBITDA and Adjusted EBITDA Margin for the three and six months ended June 30, 2019 and 2018 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$2,817	$(23,875)	$10,135	$(20,107)
Interest expense	626	972	1,252	1,968
Depreciation and amortization	452	350	875	687
Tax expense	430	154	1,174	154
Equity-based compensation	368	26,394	735	26,394
Adjusted EBITDA	$4,693	$3,995	$14,171	$9,096
Adjusted EBITDA Margin(1)	24%	27%	33%	31%
(1) Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Total Revenue ( $4,693 thousand / $19,386 thousand ) and ( $3,995 thousand / $14,787 thousand ) for the three months ended June 30, 2019 and 2018 and ( $14,171 thousand / $42,519 thousand ) and ($9,096 thousand / $29,377 thousand ) for the six months ended June 30, 2019 and 2018.

The following tables show a reconciliation from basic earnings per share to Adjusted EPS (non-GAAP basis) for the three and six months ended June 30, 2019 (in thousands, except per share amounts). Note that totals may not sum due to rounding:

Three Months Ended June 30, 2019:
Earnings per share - basic (GAAP)	$0.06
Add: equity-based compensation(1)	0.01
Adjusted EPS (non-GAAP)	$0.07
(1) Calculated as equity-based compensation divided by sum of Class A and Class B shares [ $368 thousand / ( 14.9 million + 21.4 million )]

Six Months Ended June 30, 2019:
Earnings per share - basic (GAAP)	$0.23
Add: equity-based compensation(1)	0.02
Adjusted EPS (non-GAAP)	$0.25
(1) Calculated as equity-based compensation divided by sum of Class A and Class B shares [ $735 thousand / ( 14.5 million + 21.7 million )]

Goosehead Insurance, Inc.
Key Performance Indicators

	June 30,	December 31,	June 30,
	2019	2018	2018
Corporate sales agents < 1 year tenured	118	90	93
Corporate sales agents > 1 year tenured	95	77	55
Operating franchises < 1 year tenured (TX)	24	36	45
Operating franchises > 1 year tenured (TX)	177	166	159
Operating franchises < 1 year tenured (Non-TX)	185	168	130
Operating franchises > 1 year tenured (Non-TX)	149	87	51
Policies in Force	408,000	334,000	282,000
Client Retention	88%	88%	88%
Premium Retention	92%	94%	94%
QTD Written Premium Placed (in thousands)	$194,028	$135,119	$132,649
Net Promoter Score ("NPS")	90	89	87